Exhibit 12.1

	Years Ended December 31,
	2011	2010	2009	2008	2007
	(in thousands)
EXCLUDING INTEREST ON DEPOSITS:
Pre-tax income	$39,133	$(224,282)	$(811,112)	$(411,432)	$138,213
Preferred stock dividend	0	(11,598)	(17,369)	(1,208)	0
Benefit to common shareholders	0	(520,263)	0	0	0

Pre-tax income available to common shareholders	39,133	(756,143)	(828,481)	(412,640)	138,213
Fixed charges	51,859	81,180	109,128	129,282	140,816

Earnings	$90,992	$(674,963)	$(719,353)	$(283,358)	$279,029

Interest expense-short term borrowings	$1,882	$6,517	$16,476	$20,820	$29,956
Interest expense-long term borrowings	47,581	59,882	69,633	100,353	104,048
Preferred stock dividend	0	11,598	17,369	1,208	0
Portion of long-term leases representative of the interest factor**	2,396	3,183	5,650	6,901	6,812

Fixed charges	$51,859	$81,180	$109,128	$129,282	$140,816

Earnings to fixed charges, excluding interest on deposits	1.75	*	*	*	1.98

INCLUDING INTEREST ON DEPOSITS:
Pre-tax income	$39,133	$(224,282)	$(811,112)	$(411,432)	$138,213
Preferred stock dividend	0	(11,598)	(17,369)	(1,208)	0
Benefit to common shareholders	0	(520,263)	0	0	0

Pre-tax income available to common shareholders	39,133	(756,143)	(828,481)	(412,640)	138,213
Fixed charges	111,493	175,887	278,389	363,619	418,430

Earnings	$150,626	$(580,256)	$(550,092)	$(49,021)	$556,643

Interest expense-short term borrowings	$61,516	$101,224	$185,737	$255,157	$307,570
Interest expense-long term borrowings	47,581	59,882	69,633	100,353	104,048
Preferred stock dividend	0	11,598	17,369	1,208	0
Portion of long-term leases representative of the interest factor **	2,396	3,183	5,650	6,901	6,812

Fixed charges	$111,493	$175,887	$278,389	$363,619	$418,430

Earnings to fixed charges, including interest on deposits	1.35	*	*	*	1.33

*	Earnings to fixed charges and preferred dividends were a deficiency of $756.1 million, $828.5 million and $412.6 million for the years ended December 31, 2010, 2009 and 2008, respectively.
**	The interest factor on long-term operating leases represented a reasonable approximation of the appropriate portion of operating lease expense considered to be representative of interest.